Exhibit 99.1

VeriChip Corporation Announces Preliminary 2007 First Quarter Revenue
Monday April 16, 10:00 am ET

VeriChip expects revenue of $7.3 million, exceeding prior guidance of $6.9 to $7.1 million

DELRAY BEACH, Fla., April 16 /PRNewswire-FirstCall/ -- VeriChip Corporation ("VeriChip" or the "Company") (Nasdaq: CHIP - News), a provider of RFID systems for healthcare and patient-related needs, announced today preliminary revenue for its 2007 first quarter ended March 31, 2007, its first quarter as a publicly traded company. The Company expects to report, based on preliminary data, revenue of $7.3 million, compared to its prior guidance of $6.9 to $7.1 million. For the 2006 first fiscal quarter, the Company had revenue of $6.6 million.

Scott R. Silverman, Chairman and Chief Executive Officer of VeriChip, stated, "We believe these preliminary results reflect the growing demand for our infant protection and wander prevention products. As hospital maternity wards and long-term care centers continue to adopt radio frequency-based solutions, VeriChip Corporation, as the leader in this market, is well positioned to continue its growth."

The Company expects to report first quarter results on or about May 3, 2007.

About VeriChip Corporation

VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. VeriChip's goal is to become the leading provider of RFID systems for people in the healthcare industry. VeriChip sells passive RFID systems for identification purposes and active RFID systems for local-area location and identification purposes. VeriChip recently began to market its VeriMed(TM) Patient Identification System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, the implantable VeriChip(TM), cleared for medical use in October 2004 by the United States Food and Drug Administration.

VeriChip Corporation is majority-owned by Applied Digital Inc. (Nasdaq: ADSX - News), which also owns a majority position in Digital Angel Corporation (Amex: DOC - News). For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at http://www.verichipcorp.com.

This press release contains certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations for strong revenue growth, and expected growth in sales and earnings. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumption. Among the important factors that could actual results to differ materially from those expressed in, or implied by, the forward-looking statements are our ability to successfully implement our business strategy; our expectation that we will incur losses, on a consolidated basis, for the foreseeable future; the relative maturity in the United States and limited size of the markets for our infant protection and wander prevention systems and vibration monitoring instruments; the degree of success we have in leveraging our brand reputation, reseller network and end use customer base for our infant protection and wander prevention systems to gain inroads in the emerging market for asset/staff location and identification systems; the rate and extent of the U.S. healthcare industry's adoption of RFID asset/staff location and identification systems; the relative degree of market acceptance of our zonal, or cell ID, active RFID systems compared to competing technologies, such as lower power Ultra Wide Band-based location technologies; uncertainty as to whether we will be able to increase our sales of infant protection and wander prevention systems outside of North America; our reliance on third-party dealers to successfully market and sell our products; uncertainty as to whether a market for our VeriMed system will develop and whether we will be able to generate more than a nominal level of revenue from the sale of these systems; and market acceptance of our VeriMed system, which will depend in large part on the future availability of insurance reimbursement for the VeriMed system microchip implant procedure from government and private insurers, and the timing of such reimbursement, if it, in fact, occurs. Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K dated April 2, 2007 under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
VeriChip Corporation	The Ruth Group
Allison Tomek	Nick Laudico (investors)
561-805-8000	(646) 536-7030
atomek@adsx.com	nlaudico@theruthgroup.com

Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com